EXHIBIT 10.9

SEVERANCE AND CHANGE IN CONTROL AGREEMENT
THIS SEVERANCE AND CHANGE IN CONTROL AGREEMENT (this “Agreement”), dated as of [Date] (the “Effective Date”), is entered into by and between BellRing Brands, Inc., a Delaware corporation (“BellRing” or the “Company”), and [Name] (“Executive”).

WITNESSETH:

WHEREAS, Executive is an executive officer of the Company and is expected to make substantial contributions to the profitability and growth of the Company;

WHEREAS, the Company believes it is in the best interests of stockholders to ensure the continued employment of Executive; and

WHEREAS, the Board desires to provide Executive with certain compensation and benefits in the event of the termination of Executive’s employment under the circumstances described herein, and has authorized BellRing to enter into this Agreement with Executive.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, BellRing and Executive agree as follows:
1.Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a)“Anticipatory Termination” means a Qualifying Termination occurring six (6) months prior to a Change in Control; provided that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect the Change in Control (and such transaction is actually consummated) or (ii) otherwise arose in connection with or in anticipation of the Change in Control (and such transaction is actually consummated).
(b)“Base Salary” shall mean Executive’s annual base compensation rate for services paid by the Company to Executive at the time immediately prior to Executive’s Qualifying Termination (or if Executive’s Qualifying Termination is due to Good Reason based on a reduction in Base Salary, then Executive’s annual base salary in effect immediately prior to such reduction), and determined without regard to any salary deferrals under and deferred compensation or cafeteria plans or programs of the Company or its affiliates in which Executive participates.
(c)“BellRing LTIP” means the BellRing Brands, Inc. 2019 Long-Term Incentive Plan, as may be amended, restated and/or modified from time to time, and any successor plan thereto.
(d)“Board” means the Board of Directors of the Company.
(e)“Bonus Plan” means the BellRing Brands, Inc. Senior Management Bonus Program, as may be amended, restated and/or modified from time to time, or any successor plan thereto adopted by the Company for the purpose of providing equity or other incentive compensation to employees or other service providers of the Company and its affiliates.
(f)“Cause” shall mean:

(i)the continued failure by Executive to devote reasonable time and effort to the performance of Executive’s duties (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after written demand therefor has been delivered to Executive by the Company that specifically identifies how Executive has not devoted reasonable time and effort to the performance of Executive’s duties; or

(ii)the willful engaging by Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or

(iii)Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude;

in any case as determined by the Board upon the good faith vote of not less than a majority of the Board, after reasonable notice to Executive specifying in writing the basis or bases for the proposed termination for Cause and after Executive has been provided an opportunity to be heard before a meeting of the Board held upon reasonable notice to all directors; provided, however, that a termination for Cause shall not include a termination attributable to: (1) bad judgment or negligence on the part of Executive other than habitual negligence; (2) an act or omission believed by Executive in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by Executive to be lawful; or (3) the good faith conduct of Executive in connection with a Change in Control (including Executive’s opposition to or support thereof).

(g)“Change in Control” shall have the meaning set forth in the BellRing LTIP.
(h) “Change in Control Qualifying Termination” means (i) a Qualifying Termination occurring within the twenty-four (24)-month period following a Change in Control or (ii) an Anticipatory Termination.
(i)“Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
(j)“Confidential Information” means information that the Company and its affiliates have or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company and its affiliates that is not generally known and that the Company wishes to maintain as confidential. Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company and its affiliates, or to the Company’s and its affiliates’ technical data, trade secrets, or know-how, including, but not limited to, research, plans, or other information regarding the Company and its affiliate’s products or services and markets, customer lists, and customers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other property of the Company and its affiliates. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by Executive or others who were under confidentiality obligations as to the item or items involved.

(k)“Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. To determine whether Executive is Disabled, Executive shall undergo examination by a licensed physician and other experts (including other physicians) as determined by such physician, and Executive shall cooperate in providing relevant medical records as requested. The Company and Executive shall jointly select such physician. If they are unable to agree on the selection, each shall designate one physician and the two physicians shall designate a third physician so that a determination of disability may be made by the three physicians. Fees and expenses of the physicians and other experts and costs of examinations of Executive shall be shared equally by the Company and Executive. The decision as to Executive’s Disability made by such physician or physicians shall be binding on the Company and Executive.

(l)“Equity Awards” means any stock-based award (including, but not limited to, stock options, restricted stock units and performance-based restricted stock units) granted to Executive under the BellRing LTIP.
(m)“Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent:
(i)(A) the assignment to Executive of any duties materially inconsistent with Executive’s positions, duties, responsibilities and status or (B) a material reduction in Executive’s titles, offices, or reporting responsibilities; provided, however, (A) and (B) herein shall not constitute Good Reason if either situation is in connection with Executive’s death or disability;

(ii)a material reduction in Executive’s Base Salary or Target Bonus opportunity;

(iii)a required relocation of Executive’s principal place of work outside a fifty (50)-mile radius of Executive’s then-current work location;

(iv)following a Change in Control (A) failure by the Company or its successor or assigns to provide to Executive any material benefit or compensation plan, stock ownership plan, stock purchase plan, stock based incentive plan, defined contribution pension plan, life insurance plan, health and accident plan, or disability plan in which Executive is participating or entitled to participate at the time of the Change in Control (or plans providing substantially similar benefits) or in which executive officers of the ultimate parent entity acquiring the Company are entitled to participate (whichever are more favorable); or (B) the taking of any action by the Company that would (I) adversely affect the participation in or materially reduce the benefits under any of such plans either in terms of the amount of benefits provided or the level of Executive’s participation relative to other participants; (II) deprive Executive of any material fringe benefit enjoyed by Executive at the time of the Change in Control; or (III) cause a failure to provide the number of paid vacation days to which Executive was then entitled in accordance with BellRing’s normal vacation policy in effect immediately prior to the Change in Control; or

(v)the failure by the Company or its successor assigns (whether by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement after a Change in Control.

Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances set forth above. For purposes of subsections (i)-(v) above, Good Reason shall not exist unless Executive shall provide written notice of the existence of the condition to the Company within ninety (90) days of the initial existence of the condition. The Company shall have a period of thirty (30) days after such notice (to the extent curable) during which it may remedy such condition (the “Cure Period”), and, in the case of full remedy, such condition shall not be deemed to constitute a basis for Good Reason hereunder. In the event the Company does not remedy such condition during the Cure Period, Executive must resign employment within thirty (30) days following the end of the Cure Period.

(n)“Non-Change in Control Qualifying Termination” means a Qualifying Termination that is not a Change in Control Qualifying Termination.
(o)“Qualifying Termination” means a termination of Executive’s employment (i) by the Company without Cause (and other than due to Executive’s death or Disability) or (ii) by Executive for Good Reason.
(p)“Restricted Period” means the period beginning on the Effective Date and ending on the last day of the Standard Severance Period.
(q)“Target Bonus” means Executive’s annual target cash performance bonus opportunity under the Bonus Plan relating to the fiscal year in which Executive’s Qualifying Termination occurs.
2.Not an Employment Contract. This Agreement shall not create any obligation on the part of the Company or Executive to continue their employment relationship or interfere with the Company’s right to discharge Executive at any time for any reason whatsoever.
3.Severance Benefits.
(a)Upon Executive’s Non-Change in Control Qualifying Termination, subject to Executive’s execution, delivery to the Company and non-revocation of a Release Agreement, and continued compliance with the restrictive covenants set forth in Section 11 hereof, Executive shall be entitled to the following payments and benefits:
(i)An amount equal to [two times]1/[one times]2 the sum of (A) Executive’s Base Salary plus (B) Target Bonus (the “Standard Severance”), payable in substantially equal installments in accordance with the Company’s payroll practices in effect from time to time over the [twenty-four (24)-]3/[twelve (12)-]4 month period (the “Standard Severance Period”) following Executive’s Non-Change in Control Qualifying Termination, commencing on the sixtieth (60th) day following the date of such termination; provided that the first such payment shall include all such amounts that would have been paid to Executive in accordance with the Company’s payroll practices if such payments had begun on the date of Executive’s Non-Change in Control Qualifying Termination; and

(ii)provided Executive timely elects continuation coverage under COBRA or similar state law for Executive and Executive’s spouse and eligible dependents, an amount equal to the monthly COBRA premium for continued health insurance coverage payable in installments (or application of such amount to the payment of such continuation coverage) until the earliest of (A) the end of the Standard Severance Period, (B) the date Executive becomes eligible for coverage under a subsequent employer’s
1 For CEO.
2 For all other Executives.
3 For CEO.
4 For all other Executives.

health plan or (C) the date Executive and/or Executive’s spouse or eligible dependents cease to be eligible under COBRA.

(b)Upon Executive’s Change in Control Qualifying Termination, subject to Executive’s execution, delivery to the Company and non-revocation of a Release Agreement, and continued compliance with the restrictive covenants set forth in Section 11 hereof, Executive shall be entitled to the following payments and benefits:
(i)An amount equal to [three times]5/[two times]6 the sum of (A) Executive’s Base Salary plus (B) Target Bonus, payable in a lump sum on the sixtieth (60th) day following the date of such termination; provided, however, if Executive incurs a Change in Control Qualifying Termination and (x) such termination is an Anticipatory Termination or (y) the Change in Control does not constitute a change in control within the meaning of Section 409A(a)(2)(A)(v) of the Code, the portion of Executive’s severance equal to the Standard Severance shall continue to be paid to Executive in accordance with the Company’s payroll practices in effect from time to time as set forth in Section 3(a)(i) and the portion of Executive’s severance that is in excess of the Standard Severance shall be paid to Executive in a lump sum sixty (60) days following such termination; and

(ii)provided Executive timely elects continuation coverage under COBRA or similar state law for Executive and Executive’s spouse and eligible dependents, an amount equal to the monthly COBRA premium for continued health insurance coverage payable in installments (or application of such amount to the payment of such continuation coverage) until the earliest of (A) the end of the [thirty-six (36)-]7/[twenty-four (24)-]8 month period following such termination, (B) the date Executive becomes eligible for coverage under a subsequent employer’s health plan or (C) the date Executive and/or Executive’s spouse or eligible dependents cease to be eligible under COBRA.

4.Release Requirement. The payments and benefits to be provided pursuant to this Agreement shall be conditioned upon Executive’s execution, delivery and non-revocation, within sixty (60) days following the effective date of the Executive’s Qualifying Termination, of a general release and waiver of claims in favor of the Company and its affiliates, in the form attached hereto as Exhibit A  (with such changes thereon as may be legally necessary at the time of execution to make it enforceable, including, but not limited to, the addition of any federal, state or local laws) (the “Release”). For the avoidance of doubt, in no event will the payments and benefits to be paid or provided pursuant to Section 3 of this Agreement be paid or provided until the Release becomes effective and irrevocable.
5.Treatment of Equity Awards. Any Equity Awards granted to Executive under the BellRing LTIP that are outstanding on the date of Executive’s Qualifying Termination shall vest in accordance with the terms of the BellRing LTIP and the applicable award agreement.
6.Successors to Company; Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in
5 For CEO.
6 For all other Executives.
7 For CEO.
8 For all other Executives.

this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. The Company may not assign this Agreement other than to a successor to all or substantially all of the business and/or assets of the Company. Executive shall have no right to transfer or assign the right to receive any severance benefit under this Agreement except as noted in Section 8 above.
7.Governing law. This Agreement shall be governed by the laws of the State of Missouri without giving effect to the conflict of laws provisions thereof.
8.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and a duly authorized officer of the Company. No waiver by a party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. [Upon the Effective Date, Executive shall cease to be eligible to participate in or receive benefits under the BellRing Severance Plan.]9 If Executive dies prior to payment of all payments and benefits due to Executive, any and all unpaid amounts shall be paid to Executive’s heir(s), estate or executor.
9.Taxes; Set-off; No Mitigation. All payments to be made to Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, including any excise tax imposed by Code Section 4999 or any interest or penalties incurred with respect to such excise tax. Except to the extent otherwise specifically provided herein, the right of Executive to receive benefits under this Agreement, however, shall be absolute and shall not be subject to any set-off, counter-claim, recoupment, defense or other rights the Company may have against Executive or anyone else. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.
10.Severability. The invalidity and unenforceability of any particular provision of this Agreement shall not affect any other provision of this Agreement, and the Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.
11.Covenant Not to Compete; Non Solicitation; and Confidentiality.
(a)During the Restricted Period, Executive shall not:
(i) engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) directly or indirectly in any business that produces, develops, markets or sells any type of food products that compete with those food products produced by the Company or any of its subsidiaries as of the date of Executive’s Qualifying Termination; provided that ownership of less than five percent (5%) of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of the Company’s businesses; or

(ii) induce or attempt to induce any customer, supplier, lender or other business relation of the Company to cease doing business with the Company or any of its subsidiaries.
9 Delete for CEO.

(b)During the Restricted Period, Executive shall not (i) contact, approach, or solicit, either directly or indirectly, for the purposes of offering employment to, or (ii) hire (whether as an employee, consultant, agent, independent contractor or otherwise) any senior management level employee employed by the Company (or its successors or assigns or its or their respective subsidiaries) without the prior written consent of the Company or its successors or assigns.
(c)Executive acknowledges that Executive will have access to information about the Company and its affiliates and that Executive’s employment with the Company will bring Executive into close contact with confidential and proprietary information of the Company. In recognition of the foregoing, Executive agrees, at all times while employed by the Company and indefinitely thereafter, to hold in confidence, and not to use, except for the benefit of the Company and its affiliates, or to disclose to any person without written authorization of the Company, any Confidential Information.
(d)Executive agrees that Executive will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which Executive may (or has previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during Executive’s employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of the Company and its affiliates, or actual or demonstrably anticipated research or development of the Company and its affiliates; (ii) result from or relate to any work performed for the Company and its affiliates; or (iii) are developed through the use of equipment, supplies, or facilities of the Company and its affiliates, or any Confidential Information, or in consultation with personnel of the Company and its affiliates (collectively referred to as “Developments”). Executive further acknowledges that all Developments made by Executive (solely or jointly with others) within the scope of and during Executive’s employment are “works made for hire” (to the greatest extent permitted by applicable law) for which Executive is, in part, compensated by Executive’s Base Salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, Executive hereby assigns to the Company, or its designee, all Executive’s right, title, and interest throughout the world in and to any such Development.
(e)Executive agrees to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company and its affiliates in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordation, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company and its affiliates the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of Executive’s employment until the expiration of the last such intellectual property right to expire in any country of the world, provided that the Company will reimburse Executive for Executive’s reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of Executive’s mental or physical incapacity or unavailability for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact to act for and in Executive’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. Executive hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.
(f)Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or any of its affiliates without prior written consent of Company’s General Counsel or other officer designated by the Company, unless otherwise permitted by the applicable whistleblower provisions of any law or regulation. Executive does not need the prior authorization of (or to give notice to) the Company regarding any communication, disclosure, or activity permitted by this subsection.
(g)Executive acknowledges and agrees that in the event of a breach by Executive of any of the provisions of this Section 11, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company or its successor or assigns shall be entitled to seek, in addition to the other rights and remedies existing in their favor, specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof from any court of competent jurisdiction in each case without the requirement of posting a bond or proving actual damages. Further, Executive shall return to the Company or its successors or assigns sums paid under Section 3 hereof (less $100) in the event a court of competent jurisdiction issue a final non-appealable ruling that finds Executive breached the terms of this Section 11.
(h)The term “indirectly” as used in this Section 11 with respect to Executive is intended to mean any acts authorized or directed by or on behalf of Executive or any entity controlled by Executive.
(i)In the event any amounts owed to Executive under this Agreement are not timely paid, then this Section 11 will terminate automatically.
12.Code Section 409A.
(a)Although the Company makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Code Section 409A, it is intended that this Agreement complies with or is exempt from the requirements of Code Section 409A. To the extent that this Agreement is not exempt from the requirements of Code Section 409A, this Agreement is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of this Agreement at any time and in any manner without Executive’s consent solely to comply with the requirements of Code Section 409A and to avoid the imposition of any additional tax under Code Section 409A on any payment to be made hereunder, provided that there is no reduction in the benefits payable hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a separation from service within the meaning of Code Section 409A. If Executive is deemed on the date of termination to be a specified employee within the meaning of Code Section 409A, then with regard to any payment that constitutes non-qualified deferred compensation subject to Code Section 409A, such payment shall not be made prior to the expiration of the Delay Period. All payments delayed pursuant to this Section 12(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid to Executive in a single lump sum on the first Company payroll date on or following the first day following the expiration of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. For purposes of Code Section 409A, any expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the calendar year in which such expense was incurred, and the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
13.Code Section 280G and 4999. Notwithstanding anything herein to the contrary, in the event that it shall be determined that any payment (including any acceleration of vesting of Equity Awards) or distribution to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), the Payments shall be reduced by an amount that would result in no Excise Tax being imposed; provided that the Payments shall not be reduced unless the amounts and benefits Executive would receive after such reduction would be greater than the amounts and benefits Executive would receive if there were no reduction and the Excise Tax were paid by Executive (such reduction, the “Cut Back”). Any Payments to be reduced pursuant to this Section shall be reduced first by any amounts not subject to Code Section 409A and then in the inverse order of when the Payments would have been made or provided to Executive until the reduction specified herein is achieved. All determinations required to be made under this Section shall be made by a nationally recognized accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days after there has been a Cut-Back, or such earlier time as requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement this [Date] and effective on the Effective Date first written above.

EXECUTIVE	BELLRING BRANDS, INC.

By:
[Signature]
Name:

[Print Name]	Title:

[Signature Page to Severance and Change in Control Agreement]

EXHIBIT A
General Release and Waiver
Intending to be legally bound, and in consideration for BellRing Brands, Inc. (the “Company”) providing me with payments and benefits (subject to taxes and all withholding requirements) set forth in Section [3(a)]/[3(b)] of that certain Severance and Change in Control Agreement between the Company and me, dated [Date] (the “Severance Agreement”), I, [NAME], on behalf of and for the benefit of myself, my heirs, executors, administrators, representatives, successors and assigns, agree to the following. Capitalized terms used but not defined in this General Release and Waiver (the “Release”) have the meanings set forth in the Severance Agreement.
1.    I fully, finally, and forever waive and release any and all claims that I have or may have against the Company, its past, present, and future parents, subsidiaries, affiliates, related companies, successors, assigns, shareholders, officers, directors, agents, representatives, employees and insurers, and all persons acting by, through, under or in concert with them, or any of them (collectively, the “Releasees”), based on any claim or cause of action arising at any time prior to and including the date that I sign this Release, provided that I do not waive or release any claims for or relating to (a) the payments and benefits to which I am entitled under Section [3(a)]/[3(b)] of the Severance Agreement, (b) any rights to indemnification as a current or former director or officer of the Company, (c) any rights relating to Equity Awards or (d) any rights as a stockholder of the Company (all such unreleased claims, the “Unreleased Claims”).
2.    I represent, warrant and covenant that I have not filed any complaints, charges or lawsuits against any Releasees. I agree further that I will terminate with prejudice any and all pending legal actions, complaints, suits or charges that I have made or instituted against any and all Releasees based on any claim, matter or thing arising at any time prior to and including the date I sign this Release.
3.    I, on behalf of my heirs, executors, estate, administrators and assigns, hereby unconditionally and generally release and discharge Releasees, and each and every one of them, of and from all actions, causes of action in law or equity, claims, suits, debts, liens, contracts, agreements, promises, liability, damages, loss or expense, and demands of any nature whatsoever, known or unknown, foreseen or unforeseen, fixed or contingent (hereinafter, collectively, “Claims”), which I have or may have against Releasees, and/or any of them, arising at any time prior to and including the date I sign this Release; further including, without limitation, any and all Claims which relate directly or indirectly to my employment with the Company and my separation from that employment; and further including, without limitation, Claims related to salary, bonuses, commissions, stock, stock options, or any other ownership or equity interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and further including, without limitation, Claims, whether statutory, at common law or otherwise, for wrongful termination of employment, retaliation (including whistleblower Claims), breach of contract, detrimental reliance, promissory estoppel, infliction of emotional distress, defamation, fraud, breach of covenant of good faith and fair dealing, misrepresentation or any other tort, and Claims under the laws of the United States, the State of Missouri, or any other state; and further including, without limitation, Claims under the Family and Medical Leave Act, Employee Retirement Income Security Act, the Racketeer Influence and Corrupt Organizations Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, or qui tam claims under the False Claims Act, or Claims for discrimination based upon sex, race, age, national origin, religion, handicap, disability, or other protected status, or for retaliation, including, without limitation, Claims based on Title VII of the United States Civil Rights Act of 1964, Section 1981 of U.S.C. Title 42, the Equal Pay Act, the United States Americans with Disabilities Act, the Genetic Information Nondiscrimination Act,

the United States Age Discrimination in Employment Act, [insert applicable state-specific laws]; and any Claims under any other law, local, state or federal, pertaining to employment or the relationship between employer and employee; provided, however, that this Release shall not apply to (a) any rights or Claims that are not waivable as a matter of law or (b) the Unreleased Claims.
4.    I represent, warrant and covenant that I have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claims against any Releasee or any portion thereof or interest therein.
5.    I hereby waive any right to become, and promise not to become, a member of any class or collective action proceeding or case against the Company or any Releasee based on any Claim that arises prior to the date I sign this Release.
6.    This Release shall not apply to my Claims for workers’ compensation or unemployment compensation benefits or to any legal action seeking to challenge the validity of, or to enforce, this Release.
7.    I understand and agree that nothing in this Release is intended to, or shall, interfere with or affect my right to participate or cooperate in any federal, state, or local administrative or government agency (such as the Equal Employment Opportunity Commission, Securities and Exchange Commission, Department of Labor or National Labor Relations Board) proceeding or investigation or to file a charge or claim with such an agency. I agree that I waive, and shall not be entitled to any recovery, relief, or monetary award in connection with any such charge, claim, or proceeding, regardless of who filed or initiated the charge, claim, or proceeding (including, without limitation, any charge, claim, or proceeding filed or initiated by a government agency or other third party), except to the extent, if any, that such waiver is prohibited by law. Notwithstanding the foregoing, this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission.
8.    I intend for this Release to comply with the Older Workers’ Benefit Protection Action of 1990 (29 U.S.C. Section 626), as amended. Accordingly, I acknowledge and represent as follows:
(a)    I waive any rights or Claims I may have, including but not limited to those under the United States Age Discrimination in Employment Act (“ADEA”), knowingly and voluntarily and in exchange for the consideration of value to which I would not otherwise have been entitled, as set forth in the Agreement.
(b)    I have been advised by the Company to consult an attorney before I sign this Release.
(c)    I have been given a period of at least [twenty-one (21)]/forty-five (45)] days within which to consider this Release. I understand and acknowledge that, at my option alone, this Release may be executed prior to the expiration of the [twenty-one (21)]/[forty-five (45)]-day period.
(d)    I have been informed by the Company that I may revoke this Release during a period of seven (7) days after signing it by providing written notice of such revocation to BellRing Brands, Inc. — Attention: [General Counsel], 2503 S. Hanley Road, St. Louis, Missouri 63144, which is received prior to the end of the seven (7) day period and that this Release shall not become effective or enforceable until the revocation period has expired without my having exercised this right of revocation.
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(e)    I have carefully read and fully understand all provisions of this Release, which includes a full release and waiver of any and all claims.
(f)    I have signed this Release knowingly and voluntarily and understand that I am not waiving or releasing any Claims that may arise after the date this waiver and release is executed.

Dated:
[NAME]

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